CENTRAL FEDERAL CORPORATION
Exhibit 11.1
Computation of Per Share Earnings
The information regarding Computation of Per Share Earnings is contained in Note 1 – Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements contained in this report on Form 10-QSB.

29.